Exhibit 10.1

FIRSTENERGY CORP.
2017 CHANGE IN CONTROL SEVERANCE PLAN

FirstEnergy Corp., an Ohio corporation, adopts this FirstEnergy Corp. 2017 Change in Control Severance Plan (“the Plan”), adopted by the Board of Directors of the Company (as defined below) on September 15, 2015 and effective as of January 1, 2017 (the “Effective Date”).

ARTICLE ONE
GENERAL PROVISIONS

1.1    Name. The Plan shall be named the FirstEnergy Corp. 2017 Change in Control Severance Plan.
1.2    Purpose. This Plan provides certain designated employees of the Company or any Affiliate or Subsidiary with severance benefits in the event of a Termination of Employment following a Change in Control under conditions specified in this Plan.
1.3    Employee Welfare Benefit Plan. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA and is intended only to cover participants who are members of a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA. This Plan shall be construed and administered in such a manner, and benefits shall be limited by the Administrator in his, her or its discretion, such that, where applicable, this Plan shall not be an “employee pension benefit plan” under Section 3(2) of ERISA. The Plan operates on the basis of the calendar year.
ARTICLE TWO
DEFINITIONS
In this document, each term shall have the meaning set forth below, unless the context clearly indicates otherwise. Other terms may be defined elsewhere within the Plan:

“Administrator” or “Administrative Committee” means the person or entity designated to administer the Plan in Article Eight.

“Affiliate” means, as of any date, any corporation or business organization that would be treated as a single employer with the Company under Section 414(b) or (c) of the Code.

“Appeals Committee” means the Compensation Committee prior to a Change in Control and, after a Change in Control, the committee designated in Section 9.4 of the Plan.

“Base Compensation” means the annual salary (determined in a reasonable manner by the Administrator), as applicable, of a Participant on the date of his or her Termination of Employment. Base Compensation shall not be reduced by elective reductions in compensation pursuant to Sections 125, 132(f), 401(k) of the Code and similar provisions of the Code or any elective deferrals of Base Compensation into the EDCP or any other nonqualified deferred compensation plan, but shall be exclusive of any separation pay, bonuses, incentive pay, special awards, fringe benefits, stock options and other stock-based compensation.

“Board” means the Board of Directors of the Company.

“Cause” means that, prior to any Termination of Employment, a Participant shall have:

(i)    committed and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company, an Affiliate or any Subsidiary;
(ii)    committed intentional wrongful damage to property of the Company, an Affiliate or any Subsidiary;
(iii)    committed intentional wrongful disclosure of secret processes or confidential information of the Company, an Affiliate or any Subsidiary;
(iv)    committed intentional wrongful competition with the Company, an Affiliate or any Subsidiary as set forth in Article Seven below; or
(v)    committed gross negligence in the performance of his or her material duties to the Company, an Affiliate or any Subsidiary;
and any such act or omission shall have been demonstrably and materially harmful to the Company, an Affiliate or any Subsidiary. For purposes of this Plan, no act or failure to act on the Participant’s part shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company. Notwithstanding the foregoing, a Participant shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Participant and an opportunity for him or her, together with his or her counsel (if he or she chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Participant had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the Participant’s (or his or her beneficiaries’) right to contest the validity or propriety of any such determination.

“Change in Control” means when one of the following events occurs on or after the Effective Date:

(a)    An acquisition by any Person, directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) immediately after which such Person has beneficial ownership of twenty-five percent (25%) or more of either: (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”),

or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions of beneficial ownership of Outstanding Company Common Stock or Outstanding Company Voting Securities shall not constitute a Change in Control:
(i)    Any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege, unless the security being so converted was itself acquired directly from the Company);
(ii)    acquisition by the Company;
(iii)    Any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or
(iv)    Any acquisition pursuant to a reorganization, merger, or consolidation involving the Company or any direct or indirect wholly-owned subsidiary of the Company, whether or not the Company is the surviving corporation in such transaction (any of the foregoing, a “Reorganization”), if, following such Reorganization, the conditions described in paragraph (c) herein are satisfied;
(b)    Individuals who, as of January 1, 2011, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to January 1, 2011 whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (within the meaning of solicitations subject to Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act or any successor rule) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)    Consummation of a (A) Reorganization or (B) sale or disposition of all or substantially all of the assets of the Company in one transaction or a series of related transactions (determined on a consolidated basis), other than in connection with a sale-leaseback or other arrangement resulting in the continued utilization of such assets by the Company (a “Major Asset Disposition”), unless in each case following such Reorganization or Major Asset Disposition (either, a “Major Corporate Event”) each of the following conditions is met:

(i)    The Outstanding Company Voting Securities immediately prior to such Major Corporate Event represent (either by remaining outstanding or by converting into or being exchanged for voting securities of the surviving corporation) at least sixty percent (60%) of the combined voting power of the surviving corporation (including a corporation which, as a result of such Major Corporate

Event, owns the Company or all or substantially all of the assets of the Company) outstanding immediately after such Major Corporate Event;
(ii)    No Person (excluding the Company, any employee benefit plan (or related trust) of the Company or the resulting or acquiring corporation resulting from such Major Corporate Event, and any Person beneficially owning, immediately prior to such Major Corporate Event, directly or indirectly, twenty-five percent (25%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, immediately after consummation of such Major Corporate Event, twenty-five percent (25%) or more of, respectively, the then-outstanding shares of common stock of the resulting or acquiring corporation in such Major Corporate Event, or the combined voting power of the then-outstanding voting securities of such resulting or acquiring corporation that are entitled to vote generally in the election of directors; and
(iii)    At least a majority of the members of the board of directors of the corporation resulting from such Major Corporate Event were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Major Corporate Event; or
(d)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
However, in no event will a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change in Control transaction. The Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant or has agreed to become an equity participant in the purchasing company or group (excluding passive ownership of less than five percent (5%) of the voting securities of the purchasing company or ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the Change in Control by a majority of the nonemployee continuing members of the Board.

For purposes of this “Change in Control” definition:

(1)    “Director” means a member of the Board.

(2)    “Exchange Act” means the Securities Exchange Act of 1934, as amended             from time to time, or any successor thereto.

(3)    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and regulations and pronouncements promulgated thereunder. Whenever a reference is made to a specific

Code Section or implementing regulation, the reference shall be deemed to include any successor or renumbered Code Section or regulation having the same or a similar purpose.

“Company” means FirstEnergy Corp., an Ohio corporation, and any successor corporation or business organization which succeeds to the duties and rights of FirstEnergy Corp. under this Plan by operation of law or otherwise. FirstEnergy Corp.’s federal taxpayer identification number is 34-1843785.

“Compensation Committee” means the Compensation Committee of the Board.

“Disability” means a disability as defined in the FirstEnergy Corp. Master Pension Plan or successor qualified pension plan under the pertinent provisions of the plan that apply to a Participant, except that, for purposes of this definition, the Participant need not have completed ten (10) years of service with the Company. As of the adoption of this Plan, a “disability” under the FirstEnergy Corp. Master Pension Plan is defined as qualification for benefits under a participating employer’s long-term disability plan or, if not a participant under a participating employer’s long-term disability plan or if denied benefits under such plan, permanently and totally disabled from any and all gainful employment in the opinion of a participating employer physician.

“EDCP” means the FirstEnergy Corp. Executive Deferred Compensation Plan, as amended from time to time.

“Employee” means any person who is a full-time, regular employee (as determined by the Company regardless of whether a court, agency or other governmental authority makes a different determination) of the Company or any Affiliate or Subsidiary. The word “Employee” shall not include any person who renders service to the Company solely as a director, temporary employee, seasonal or leased worker or independent contractor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations and pronouncements promulgated thereunder. Whenever a reference is made to a specific ERISA Section or implementing regulation, the reference shall be deemed to include any successor or renumbered ERISA Section or regulation having the same or a similar purpose.

“Good Reason” means the initial occurrence, without the Participant’s consent, of one or more of the following events:

(1)    a material diminution in the Participant’s Base Compensation;

(2)    a material diminution in the Participant’s authority, duties or responsibilities (including, without limitation, the Participant’s reporting relationship);

(3)    a material change in the geographic location at which the Participant must perform services and, for purposes of this paragraph (3), any reassignment which results in your current residence to your new reporting location being at least fifty (50) miles farther than your current residence to your previous reporting location is considered material;

(4)    any other action or inaction that constitutes a material breach by the Company of any employment agreement under which the Participant provides services; provided, however, that “Good Reason” shall not be deemed to exist unless:

(A)    the Participant has provided notice to the Company of the existence of one or more of the conditions listed in (1) through (4) above within 90 days after the initial occurrence of such condition or conditions;     and

(B)    such condition or conditions have not been cured by the Company                 within 30 days after receipt of such notice.

“Parachute Payment” means the meaning given to such term in Section 280G(b)(2)(a)(i) of the Code.

“Parachute Payment Limit” means three (3) times the base amount, as defined by Section 280G(b)(3) of the Code.

“Participant” means any individual who: (i) is an Employee of the Company, Affiliate or any Subsidiary as of the Effective Date; and (ii) has been designated by the Compensation Committee as a participant in this Plan and, as such, is eligible to receive Severance Benefits. As of the Effective Date, the Participants are set forth on Schedule A attached hereto.

“Potential Change in Control” means when one of the following events occurs on or after the Effective Date:

(a)    Any Person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, delivers to the Company a statement containing the information required by Schedule 13D under the Exchange Act, or any amendment to any such statement (or the Company becomes aware that any such statement or amendment has been filed with the Securities and Exchange Commission pursuant to applicable Rules under the Exchange Act), that shows that such Person has acquired, directly or indirectly, the beneficial ownership of:
(1)    more than twenty percent (20%) of any class of equity security of the Company entitled to vote as a single class in the election or removal from office of directors, or

(2)    more than twenty percent (20%) of the voting power of any group of classes of equity securities of the Company entitled to vote as a single class in the election or removal from office of directors;

(b)    The Company becomes aware that preliminary or definitive copies of a proxy statement and information statement or other information have been filed with the Securities and

Exchange Commission pursuant to Rule 14a-6, Rule 14c-5 or Rule 14f-1 under the Exchange Act relating to a Potential Change in Control of the Company;
(c)    Any Person delivers a Tender Offer Statement relating to Voting Securities of the Company (or the Company becomes aware that any such statement has been filed with the Securities and Exchange Commission pursuant to applicable Rules under the Exchange Act) to the Company pursuant to Rule 14d-3 under the Exchange Act;
(d)    Any Person (other than the Company) publicly announces an intention to take actions which if consummated would constitute a Change in Control;
(e)    The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
(f)    The Board approves a proposal which, if consummated, would constitute a Change in Control; or
(g)    The Board adopts a resolution indicating that, for purposes of this Plan, a Potential Change in Control has occurred.
Notwithstanding the foregoing, a “Potential Change in Control” shall not include an event described in (a) through (f), if a number of directors (who were serving on the Board immediately prior to such event and who continue to serve on the Board) equal to a majority of the members of the Board as constituted prior to such event determine that the event shall not constitute a Potential Change in Control and furnish written notice to the Chief Executive Officer of the Company of such determination.

If a Potential Change in Control is abandoned, terminated, or withdrawn for any reason except for the occurrence of a Change in Control, it shall then cease to be deemed that a Potential Change in Control has occurred as a result of any event described in paragraphs (a) through (g) above.

For purposes of this “Potential Change in Control” definition:

(1)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

(2)    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Release and Waiver of Claims” means a written release and waiver by a Participant, to the fullest extent allowable under applicable law and in form reasonably acceptable to the Company, an example of which is attached hereto as Exhibit B, of all claims, demands, suits, actions, causes of action, damages and rights against the Company and its Affiliates whatsoever which he or she may have had on account of his or her Termination of Employment, including, without limitation, claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status, and any and all claims, demands and causes of action for severance or other termination pay. Such Release and Waiver of Claims shall not, however, apply to the obligations of the Company arising under this Plan, any indemnification agreement between a Participant and the Company, any retirement plans, any stock option, restricted stock or unit, performance share or other equity award agreements, COBRA continuation coverage or rights of indemnification a Participant may have under the Company’s articles of incorporation or code of regulations or comparable charter document or by statute.

“Severance Benefits” means the severance benefits described in Section 6.1.

“Specified Employee” means any Employee who is a “specified employee,” as defined in Section 409A of the Code on the date of his or her Termination of Employment.

“Subsidiary” means a corporation, company or other entity (a) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

“Termination of Employment” means a separation from service within the meaning of Section 409A of the Code of the Participant from the Company and all of its Affiliates, for any reason, including without limitation, quit, discharge, retirement, leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months, or the period for which the Participant’s right to reemployment is provided either by statute or by contract) or permanent decrease in service to a level that is no more than twenty percent (20%) of its prior level. For this purpose, whether a Termination of Employment has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by a Participant after a certain date or that the level of bona fide services a Participant will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months).
ARTICLE THREE
ELIGIBILITY AND PARTICIPATION
3.1         Eligibility. To be eligible to be a Participant in the Plan, the Compensation Committee must designate (a) the Employee as a Participant and (b) the participation commencement date.

3.2    Participation. Once the Compensation Committee designates the Employee as a Participant, the Employee shall commence participation in the Plan as of the date specified by the Compensation Committee.
3.3    Term.
(a)    Subject to Subsection 3.3(c) and Section 12.15 below, the term of this Plan shall commence immediately as of January 1, 2017, or, if later, upon a Participant’s participation commencement date, and continue until December 31, 2018. Once a Participant commences participation in this Plan, this Plan shall supersede in its entirety the terms of any prior change in control severance program or agreement applicable to Participants of a like or similar nature. Such former agreements will then be considered null and void as of the date on which the term of the Plan commences, as described in the preceding sentence.
(b)    Subject to Subsection 3.3(c) below, the Board shall review the Plan annually commencing in 2017 (each, an “Annual Review”). At such Annual Review, the Board shall consider whether or not to extend the term of the Plan for an additional year. Unless the Board affirmatively votes not to extend the Plan at such Annual Review, the term of the Plan shall be extended for a period of one (1) year from the previous termination date. Except as provided in Subsection 3.3(c) below, in the event the Board votes not to extend the Plan during an Annual Review, the termination date of the Plan shall not be extended and shall remain the same termination date as in effect at the time of the Annual Review.
(c)    Subsections 3.3(a) and (b) notwithstanding, upon a Potential Change in Control, the Plan shall be automatically extended commencing on the date of such Potential Change in Control through a period of twenty-four (24) full calendar months following the date of the consummation of a Change in Control resulting from such Potential Change in Control. At the end of such twenty-four (24) month period, the Plan shall terminate; provided, however, that any unpaid, but then due and owing, amounts as of such date will be paid in accordance with the terms of the Plan in effect as of the date of expiration of the term. If the Potential Change in Control is abandoned, terminated, or withdrawn, it shall then cease to be deemed that a Potential Change in Control has occurred and, unless the Board has voted not to extend the Plan, the term of the Plan will revert back to, and be extended per, the period described in Subsections 3.3(a) or (b) above subject to Section 10.1, if applicable.
ARTICLE FOUR
FUNDING AND VESTING
4.1    Source of Payments. This Plan is unfunded. The benefits are paid directly from the Company’s general assets. A former Employee entitled to benefits under this Plan shall be a general creditor of the Company and shall have no rights to benefits under this Plan greater than those of such creditors.
ARTICLE FIVE
ENTITLEMENT TO BENEFITS

5.1    Entitlement to Benefits due to Involuntary Termination or Termination for Good Reason. A Participant is entitled to severance benefits pursuant to this Plan, as set forth in Article Six, only if a Change in Control occurs and, at any time during the twenty-four (24) month period following the Change in Control, the Participant incurs: (a) an involuntary Termination of Employment for any reason other than for Cause; or (b) a voluntary Termination of Employment for Good Reason within thirty (30) days following an event that constitutes Good Reason.
5.2    Disability; Death. If a Participant’s Termination of Employment with the Company results from the Participant’s Disability or death, the Participant shall not be entitled to severance benefits under this Plan, regardless of the occurrence of a Change in Control. The Participant or his or her designated beneficiary, in the case of death, shall receive all accrued or vested benefits of any kind to which the Participant is, or would otherwise have been, entitled through the date the Participant’s employment with the Company is terminated, and the Company shall thereupon have no further obligation to the Participant under this Plan.

5.3    Termination for Cause; Without Good Reason. If prior to or subsequent to a Change in Control, a Participant’s employment is terminated by the Company for Cause or by the Participant without Good Reason, the Company shall pay the Participant’s Base Compensation through the effective date of the Termination of Employment at the rate in effect at the time Notice of Termination is given, and the Participant shall also receive all accrued or vested benefits of any kind to which he or she is, or would otherwise have been, entitled through the effective date of the Termination of Employment, and the Company shall thereupon have no further obligation to the Participant under this Plan.

5.4    Notice of Termination. Any termination by the Company for Cause, or by a Participant for Good Reason, shall be communicated by Notice of Termination to the other party, as applicable, given in accordance with Section 12.11 hereof. For purposes of this Plan, a “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Plan relied upon, and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of Employment under the provision so indicated.

ARTICLE SIX
SEVERANCE BENEFITS
6.1    Severance Benefits. If a Participant becomes entitled to Severance Benefits under this Plan pursuant to Section 5.1, then such Participant shall be paid or provided the benefits set forth on, and in accordance with, Exhibit A attached hereto.
Notwithstanding any other provision of Section 6.1 or this Plan, the Company shall have no obligation to make the payments or provide the benefits set forth on Exhibit A or provide any other separation benefits hereunder unless (i) the Participant executes and delivers to the Company a Release and Waiver of Claims and (ii) the Participant refrains from revoking, rescinding or otherwise repudiating such Release and Waiver of Claims for any applicable period during which the Participant may revoke it.

6.2    Parachute Payments.
(a)    If payments and benefits to or for the benefit of a Participant, whether pursuant to this Plan or otherwise, would result in total Parachute Payments to the Participant with a value equal to or greater than one hundred percent (100%) of the Parachute Payment Limit, the amount payable to the Participant, shall be reduced so that the value of all Parachute Payments to the Participant, whether or not made pursuant to this Plan, is equal to the Parachute Payment Limit minus One Dollar ($1.00), accomplished by first reducing any amounts payable pursuant to this Plan, and then reducing other amounts of compensation to the extent necessary; provided that, no such reduction shall be taken if, after reduction for any applicable federal excise tax imposed on the Participant by Section 4999 of the Code, as well as any federal, state and local income tax imposed on the Participant with respect to the total Parachute Payments, the total Parachute Payments accruing to the Participant would be more than the amount of the total Parachute Payments after (a) taking the reduction described in the first clause of this sentence, and (b) further reducing such payments by any federal, state and local income taxes imposed on the Participant with respect to the total Parachute Payments. The Company agrees to undertake such reasonable efforts as it may determine in its sole discretion to prevent any payment or benefit under this Plan (or any portion thereof) from constituting an “excess parachute payment,” as defined under Section 280G(b)(1) of the Code.
(b)    All determinations required to be made under Subsection (a) shall be made in good faith by the Company which shall provide detailed supporting calculations to the Participant within thirty (30) business days after the date of the Participant’s Termination of Employment, if applicable, or such earlier time as is requested by the Company. Any determination by the Company shall be binding upon the Company and the Participant.
6.3    Payment Obligations. Upon a Change in Control the Company’s obligations to pay the severance benefits or make any other payments described in this Article Six shall not be affected by any set-off, counterclaim, recoupment, defense or other right which the Company or any of its Affiliates or Subsidiaries may have against a Participant or anyone else. Nothing in this Plan entitles a Participant to participation or continued participation in any plan, program or arrangement of the Company unless participation is specifically designated under, and in accordance with, the applicable plan, program or arrangement.
ARTICLE SEVEN
NONCOMPETITION & NONDISPARAGEMENT PROVISIONS
7.1    Non-Competition. If, subsequent to a Change in Control of the Company, a Participant incurs a Termination of Employment under circumstances described in Section 5.1 of the Plan, then (i) with respect to subparagraphs (a), (b) and (c) below, for a period of twenty-four (24) months after such Termination of Employment and (ii) with respect to subparagraphs (d) and (e) below, at any time after such Termination of Employment, the Participant shall not on his or her own account without the consent of the Company, or as a shareholder, employee, officer, director, consultant or otherwise, engage directly or indirectly in any business or enterprise which is in competition with the Company, an Affiliate or any Subsidiary in a market located in any state or states in which, on the date of the Participant’s Termination of Employment, the Company sells, has sold or reasonably intends to sell to Customers. For all purposes of this Plan, the words “competition with the Company, an Affiliate or any Subsidiary” shall mean:

(a)    Directly participating or engaging, on the behalf of other parties, in the purchase or sale of products, supplies or services of the kind, nature or description of those sold by the Company, an Affiliate or any Subsidiary;
(b)    Soliciting, diverting, taking away or attempting to take away any of the Customers with respect to their purchase or sale, or potential purchase or sale, of the products, supplies or services of the kind, nature or description of those sold or reasonably intended to be sold by the Company, an Affiliate or any Subsidiary or the business or patronage of any such Customers with respect to their purchase or sale, or potential purchase or sale, of the products, supplies or services of the kind, nature or description of those sold or reasonably intended to be sold by the Company, an Affiliate or any Subsidiary;
(c)    Soliciting, enticing, luring, employing or endeavoring to employ any employees of the Company, an Affiliate or any Subsidiary;
(d)    Divulging to others or using for a Participant’s own benefit any confidential information obtained during the course of a Participant’s employment with the Company, an Affiliate or any Subsidiary relative to sales, services, processes, methods, machines, manufacturers, compositions, ideas, improvements, patents, trademarks, or inventions belonging to or relating to the affairs of the Company, an Affiliate or any Subsidiary;
(e)    Divulging to others or using to a Participant’s own benefit any trade secrets belonging to the Company, an Affiliate or any Subsidiary obtained during the course of the Participant’s employment or that the Participant became aware of as a consequence of his or her employment.
The term “Customer” shall mean any person, firm, association, corporation or other entity to which the Company, an Affiliate or any Subsidiary sells, has sold or reasonably intends to sell the products, supplies or services of the Company, an Affiliate or any Subsidiary within the twenty-four (24) month period immediately preceding the date of the Participant’s Termination of Employment.

However, nothing herein contained shall prevent a Participant from purchasing and holding for investment less than 5% of the shares of any corporation the shares of which are regularly traded either on a national securities exchange or in the over-the-counter market, and notwithstanding any provision hereof, a Participant may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Plan, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable federal or state securities laws, and except that, with respect to any document or other information that in either case contains information concerning the tax treatment or tax structure of such transactions as well as other information, this paragraph shall apply only to such portions of the document or similar item that is relevant to an understanding of such tax treatment or tax structure.

7.2    Non-Disparagement. The Participants and the Company agree that neither party shall disparage the other nor shall either party communicate to any person and/or entity in a manner that is disrespectful, demeaning, and/or insulting toward the other party.

ARTICLE EIGHT
ADMINISTRATION
8.1    Appointment of Administrator. This Plan shall be administered by an Administrative Committee consisting of three (3) or more members who are appointed by the Chief Executive Officer of the Company. Members of the Administrative Committee may be Participants in this Plan. However, no member of the Administrative Committee may participate in a review of his or her own claim under Article Nine. The Administrative Committee is the “Administrator” and shall administer the Plan and shall have the power and the duty to take all action and to make all decisions necessary or proper to carry out the Plan. The determination of the Administrative Committee as to any question involving the general administration and interpretation of the Plan shall be final, conclusive, and binding except as otherwise provided in Article Nine. A majority vote of the Administrative Committee members shall control any decision. Without limiting the generality of the foregoing, the Administrative Committee shall have the following discretionary authority, powers and duties:

(a)    To require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition to receiving any benefit under the Plan;
(b)    To make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary for the efficient administration of the Plan;
(c)    To interpret the Plan and to resolve ambiguities, inconsistencies and omissions;
(d)    To decide all questions concerning the Plan and any questions concerning the eligibility of any employee to participate in the Plan; and
(e)    To determine the amount of benefits which will be payable to any person in accordance with the provisions of the Plan.
Upon and after the occurrence of a Change in Control, the “Administrative Committee” shall be at least three (3) individuals selected by the individual who, immediately prior to the Change in Control, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”); provided, however, the Administrative Committee, as constituted immediately prior to a Change in Control, shall continue to act as the Administrative Committee for this Plan until the date on which any other individual selected by the Ex-CEO accept the responsibilities as members of the Administrative Committee under this Plan.

Upon and after a Change in Control, the Administrative Committee shall have all discretionary authorities and powers granted the Administrative Committee under this Plan including the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan except benefit entitlement determinations upon appeal. Upon and after the occurrence of a Change in Control, the Company shall: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the intentional misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Participants and their Beneficiaries, the Participants’ actual or potential severance benefits, the date and circumstances of the Disability, death or the Termination of Employment of the Participants, and such other pertinent information as the Administrative Committee may reasonably require. Upon and after a Change in Control, a member of the Administrative Committee may only be removed (and a replacement may only be appointed) by the Ex-CEO.

8.2    Agents. In the administration of this Plan, the Administrative Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel, who may be counsel to the Company.

8.3    Indemnity of Committees. The Company shall indemnify and hold harmless the members of the Administrative Committee, the Appeals Committee and the Compensation Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan to the extent permitted under applicable law, except in the case of intentional misconduct.

ARTICLE NINE
CLAIMS PROCEDURES
9.1        Claim. Any person claiming a benefit (“Claimant”) under the Plan shall present the request in writing to the Administrative Committee.

9.2        Initial Claim Review. In the case of a claim made by a Participant under the Plan, the Administrative Committee will make a benefit determination within ninety (90) days of its receipt of an application for benefits. This period may be extended up to an additional ninety (90) days, if the Administrative Committee provides the Claimant with a written notice of the extension within the initial ninety (90)-day period. The extension notice will explain the reason for the extension and the date by which the Administrative Committee expects a decision will be made. The Administrative Committee will notify the Claimant in writing, delivered in person or mailed by first-class mail to the Claimant’s last known address, if any part of a claim for benefits under the Plan has been denied. The notice of a denial of any claim will include:

(a)    the specific reason for the denial;
(b)    reference to specific provisions of the Plan upon which the denial is based;
(c)    a description of any internal rule, guidelines, protocol or similar criterion relied on in making the denial (or a statement that such internal criterion will be provided free of charge upon request);
(d)    a description of any additional material or information deemed necessary by the Administrative Committee for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and
(e)    an explanation of the claims review procedure under the Plan.
If the notice described above is not furnished and if the claim has not been granted within the time specified above for payment of the claim, the claim will be deemed denied and will be subject to review as set forth in Section 9.3.

9.3    Review of Claim. If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have sixty (60) days in which to request a review of a claim. The request must be in writing and delivered to the Compensation Committee. If no such review is requested, the initial decision of the Administrative Committee will be considered final and binding.

The request for review must specify the reason the Claimant believes the denial should be reversed. He or she may submit additional written comments, documents, records, and other information relating to and in support of the claim. All information submitted will be reviewed whether or not it was available for the initial review. The Claimant may request reasonable access to and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits.

Upon receipt of a request for review, the Compensation Committee may schedule a hearing within thirty (30) days of its receipt of such request, subject to availability of the Claimant and the availability of the Compensation Committee, at a time and place convenient for all parties at which time the Claimant may appear before the person or committee designated by the Compensation Committee to hear appeals for a full and fair review of the Administrative Committee’s initial decision. The Claimant may indicate in writing at the time the Compensation Committee attempts to schedule the hearing, that he or she wishes to waive the right to a hearing. If the Claimant does not waive his or her right to a hearing, he or she must notify the Compensation Committee in writing, at least fifteen (15) days in advance of the date established for such hearing, of his or her intention to appear at the appointed time and place. The Claimant must also specify any persons who will accompany him or her to the hearing, or such other persons will not be admitted to the hearing. If written notice is not timely provided, the hearing will be automatically canceled. The Claimant or the Claimant’s duly authorized representative may review all pertinent documents relating to the claim in preparation for the hearing and may submit issues, documents, affidavits, arguments, and comments in writing prior to or during the hearing.

The Compensation Committee will notify the Claimant of its decision following its review. The Compensation Committee will render its final decision within sixty (60) days of receipt of an appeal. If the Compensation Committee determines that an extension of the time for processing the claim is needed, it will notify the Claimant of the reasons for the extension and the date by which the Compensation Committee expects a decision will be made. The extended date may not exceed one hundred twenty (120) days after the date of the filing of the appeal.

If after the review the claim continues to be denied, the Claimant will be provided a notice of the denial of the appeal which will contain the following information:

(a)    The specific reasons for the denial of the appeal;
(b)    A reference to the specific provisions of the Plan on which the denial was based;
(c)    A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits;
(d)    A statement disclosing any internal rule, guidelines, protocol or similar criterion relied on in making the denial (or a statement that such information would be provided free of charge upon request); and
(e)    A statement describing the Claimant’s right to bring a civil suit under Federal law and a statement concerning other voluntary alternative dispute resolutions options.
9.4    Review of Claims on and after a Change in Control. Upon and after the occurrence of a Change in Control, the Compensation Committee, as constituted immediately prior to a Change in Control, shall continue to be the Appeals Committee that decides appeals of any denied claims. In the event any member of the Appeals Committee resigns or is unable to perform the duties of a member of the Appeals Committee, successors to such members shall be selected by the Ex-CEO. Upon and after a Change in Control, the Appeals Committee shall have all discretionary authorities and powers granted the Compensation Committee under this Plan to review denied claims as provided in Section 9.3. A member of the Appeals Committee may not participate in the review of his or her own claim and may not participate in the review a claim if he or she is a subordinate of the original decision maker. Upon and after the occurrence of a Change in Control, the Company shall: (1) pay all reasonable administrative expenses and fees of the Appeals Committee; (2) indemnify the Appeals Committee against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the intentional misconduct of the Appeals Committee or its employees or agents; and (3) supply full and timely information to the Appeals Committee on all matters relating to the Plan, the Participants and their Beneficiaries, the Participants’ actual or potential severance benefits, the date and circumstances of the Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Appeals Committee may reasonably require. Upon and after a Change in Control, a member of the Appeals Committee may only be removed (and a replacement may only be appointed) by the Ex-CEO.
ARTICLE TEN
AMENDMENT AND TERMINATION
10.1        Procedure for Amendment or Termination. Generally, during the term of the Plan, as set forth in Section 3.3, this Plan may be amended or modified by an instrument in writing signed by the Company, provided, however, that no amendment or modification that materially and adversely affects the rights of the Participants may be adopted for such Plan term then in effect unless at least fifty-one percent (51%) of all Participants have consented to the amendment or modification. For the avoidance of doubt, the Board may adopt any amendment or modification to the Plan by an instrument in writing without the consent of any Participant, which such amendment or modification will become effective at the beginning of the Plan’s next term immediately following the Plan term then in effect; provided, however, that if a Change in Control occurs after an amendment or modification is approved for the next successive Plan term, such amendment or modification will not become effective and the Plan will remain in effect under its then-current terms; provided, further, that if a Potential Change in Control occurs after an amendment or modification is approved for the next successive Plan term, such amendment or modification will not become effective until such Potential Change in Control is abandoned, terminated, or withdrawn without the occurrence of a Change in Control. Any provision hereof may be waived only by an instrument in writing signed by the Company and any affected Participant against whom or which enforcement of such waiver is sought. The failure of the Company or any Participant at any time to require the performance by the other of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either the Company or a Participant of a breach of any provision of this Plan be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Plan. Except as provided in this Section 10.1 above, in no event may this Plan be modified, amended or terminated by any person or entity upon a Potential Change in Control through a period of twenty-four (24) full calendar months following the date of the consummation of a Change in Control.

10.2        Power to Terminate. Unless earlier terminated by an amendment to the Plan as set forth above in Section 10.1, this Plan shall automatically terminate upon the expiration of the term of the Plan and such term is not extended as set forth in Section 3.3 above.

10.3        Result of Termination. If the employment of a Participant terminates, whether involuntarily or otherwise, after the effective date of the Plan termination, he or she shall not be eligible to receive any severance benefits under this Plan.

ARTICLE TEN
STATEMENT OF ERISA RIGHTS

As a Participant in the Plan, each Participant is entitled to certain rights and protections under ERISA. See Exhibit C attached to this Plan for a statement of such rights.

ARTICLE TWELVE
MISCELLANEOUS
12.1     No Implied Benefits. Nothing herein contained shall be construed as giving to any Employee or any other person any legal or equitable right against the Company or any Affiliate or Subsidiary except by reason of the express provisions of this Plan.
12.2     Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

12.3     Successor. This Plan shall be binding upon and inure to the benefit of any successors of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Plan, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise. Failure of the Company to obtain such agreement prior to the effectiveness of such succession shall be a breach of this Plan and shall entitle a Participant severance benefits from the Company in the same amount and on the same terms a Participant would be entitled hereunder, but only to the extent that a Participant incurs a Termination of Employment under Section 5.1 of this Plan after a Change in Control.
This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amounts would still be payable to the Participant hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid to such beneficiary or beneficiaries as the Participant shall have designated by written notice delivered to the Company prior to his or her death or, failing such written notice, to his or her estate.

12.4     Entire Agreement. This Plan contains the entire understanding of the Company and the Participants with respect to the subject matter hereof and, upon the Effective Date, supersedes all other agreements of like or similar nature.
12.5     Right of Discharge Reserved. Neither the establishment of the Plan nor anything herein contained shall be construed to confer upon any persons the right to be continued in the employ of the Company or any Affiliate or Subsidiary or to be employed in any particular position therewith nor shall it in any way affect the right of the Company or any Affiliate or Subsidiary to control its Employees and to terminate the service of any Employee at any time, for any reason and with or without notice.

12.6     Satisfaction of Claims. Subject to the claims review procedures of Section 9.3, any payment to any Participant, or to his or her legal representative in accordance with the provisions of this Plan shall to the extent thereof be in full satisfaction of all claims hereunder against the Administrator and the Company or any Affiliate or Subsidiary.
12.7     Validity. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, nor shall the invalidity or unenforceability of a portion of any provision of this Plan affect the validity or enforceability of the balance of such provision. If any provision of this Plan, or portion thereof is so broad, in scope or duration, as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.
12.8     Severability. In the event that any provision of the Plan is determined by any judicial, quasi-judicial or administrative body to be void or unenforceable for any reason, all other provisions of the Plan shall remain in full force and effect as if such void or unenforceable provision had never been a part of the Plan.
12.9     Applicable Law and Venue. The Plan shall be construed in accordance with, and governed by, ERISA in a manner which will assure compliance of the Plan’s operation therewith and, to the extent applicable, the laws of the State of Ohio without respect to conflict of law provisions thereof. Any civil suit brought by a Participant or his or her representatives against the Plan, any member of the Administrative Committee, Appeals Committee or Compensation Committee, or the Company or any of its Affiliates or Subsidiaries or their respective board of directors with respect to this Plan may only be submitted and filed in the United States District Court for the Northern District of Ohio.
12.10     No Assignment. Except as provided in Section 12.3, the interest of a Participant or his or her beneficiary may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process.
12.11     Notices. In the event that the Administrator or any committee under the Plan shall be required under the Plan to notify any Participant of any occurrence or action taken under the Plan, such notice requirement shall be satisfied by mailing to the Participant a written notice of such occurrence or action addressed to the Participant at the last address on file with the Company, or by delivering such written notice to the Participant at such address. Any correspondence with the Company or Administrator shall be to:

Administrator, CIC Severance Plan
FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308

12.12     Titles and Headings. The titles and headings are for reference only. In the event of a conflict between a title or heading and the content of an Article or Section, the content of the Article or Section shall control.
12.13    Construction. The use of neuter, masculine and feminine pronouns shall be deemed to include the others. The use of the singular shall be deemed to include the plural, and vice versa. The word “including” and its variants shall be construed as “including, without limitation,” unless the Plan expressly states otherwise.
12.14     Section 409A of the Code.
(a)    If a Participant is a Specified Employee, as determined under the Company’s policy for determining specified employees on the date of his or her Termination of Employment, all payments, benefits, or reimbursements provided under this Plan that would otherwise be paid or provided during the first six (6) months following such Termination of Employment (other than payments, benefits, or reimbursements that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations or short-term deferrals) shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of Code, in effect on the date of the Termination of Employment) on the first business day following the six (6) month anniversary of such Termination of Employment. Notwithstanding the foregoing, payments delayed pursuant to this Subsection 12.14(a) shall commence on the Participant’s death prior to the end of the six (6) month period.
(b)    Any reimbursement of expenses or in-kind benefits provided under this Plan (other than reimbursements or in-kind benefits that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations), shall be subject to the following additional rules: (i) any reimbursement of eligible expenses shall be paid as they are incurred (but not prior to the end of the six-month delay period set forth in Subsection 12.14(a)); provided that the Participant first provides documentation thereof in reasonable detail not later than sixty (60) days following the end of the calendar year in which the eligible expenses were incurred: (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(c)    It is intended that the payments and benefits provided under this Plan shall either be exempt from application of, or comply with, the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Plan may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company, its Affiliates or Subsidiaries nor their respective boards of directors shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by a Participant or other taxpayers as a result of the Plan. If a Participant is required to execute, submit and not revoke a release of claims against the Company in order to receive the payment of benefits hereunder as a result of the terms of this Plan and the period in which to execute, submit and not revoke the release begins in a first taxable year and ends in a second taxable year, any payment to which the Participant would be entitled hereunder will be paid in the second taxable year, but no later than the end of the payment period specified in the Plan.
12.15     Nonduplication of Benefits. In no event will a Participant receive benefits under both this Plan and another severance plan, severance program or severance arrangement of the Company, including without limitation the FirstEnergy Corp. Change in Control Severance Plan adopted in 2011, as amended from time to time (the “2011 Plan”), following a Change in Control. If the term of the 2011 Plan is extended beyond January 1, 2017 due to the occurrence of a “Potential Change in Control” or a “Change in Control” (as each term is defined in the 2011 Plan), then the Effective Date and the beginning of this Plan’s initial term shall be delayed until the date immediately following the expiration of the term of the 2011 Plan. In the event of a Change in Control, this Plan will provide the sole severance benefits for any Participant subject to the conditions set forth in this Plan. Notwithstanding the foregoing, this Section 12.15 shall not preclude any enhanced benefits based on severance under a qualified retirement plan of the Company, an Affiliate or any Subsidiary.

12.16     Remedies. The Participants and the Company acknowledge and agree that the restrictive covenants contained in Article Seven are of a special nature and that any breach, violation or evasion by a Participant of the terms of Article Seven will result in immediate and irreparable injury and continuing damage to the Company and its business, for which there is no adequate remedy at law, and will cause damage to the Company in amounts difficult to ascertain. Accordingly, the Company, its Affiliates and Subsidiaries and their successors and assigns, shall be entitled to temporary and permanent injunctive relief and to such further relief, including damages, as is proper under the circumstances.
If any portion of Article Seven shall be found by a court of competent jurisdiction to be invalid or unenforceable, such court may exercise its discretion in reforming such provisions to the end that a Participant shall be subject to non-disclosure, non-competition, non-solicitation or non-disparagement covenants that are reasonable under the circumstances and enforceable by the Company. In the event that any other provision or term of this Plan is found to be void or unenforceable to any extent for any reason, it is the agreed upon intent of the parties hereto that all remaining provisions or terms of the Plan shall remain in full force and effect to the maximum extent permitted and that the Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, FirstEnergy Corp., by its duly authorized officer, has executed this instrument as of this 15th day of September, 2015 and such instrument shall become effective as of January 1, 2017.

FIRSTENERGY CORP.

By:	/s/ Charles E. Jones

Name:	Charles E. Jones
Title:	President and Chief Executive
Officer

Exhibit A

Severance Benefits

If a Participant becomes entitled to severance benefits under this Plan pursuant to Section 5.1, then a Participant entitled to Severance Benefits shall be paid or provided the benefits set forth, and in accordance with, the following:

(a)     The Company shall pay to the Participant as soon as possible but not later than sixty (60) days following the Termination of Employment a lump sum severance benefit, payable in cash, in the amounts determined as provided below:

(1)     The Participant’s Base Compensation through the date of the Participant’s Termination of Employment at the rate in effect at the time Notice of Termination is given.

(2)     In lieu of further salary payments to the Participant for periods subsequent to his or her Termination of Employment and, in part, as consideration for the non-competition agreement set forth in Article Seven of the Plan, an amount equal to 2.0 multiplied by the sum of (the “Sum”): (i) the Participant’s annual Base Compensation at the rate in effect as of the date of the Termination of Employment (or, if higher, at the rate in effect as of the time of the Change in Control) plus (ii) the target annual Short-Term Incentive Program (“STIP”) amount in effect for the Participant under the FirstEnergy Corp. 2015 Incentive Compensation Plan or any successor incentive compensation plan, as amended from time to time (“2015 ICP”), in the year during which the Termination of Employment occurs whether or not fully paid. Subject to later valuation at the time of a Change in Control, the consideration for the non-competition agreement set forth in Section 7.1 of the Agreement is an amount equal to at least 1.00 times the Sum.

(b)     For purposes of the STIP and notwithstanding the terms of the STIP to the contrary, upon such Termination of Employment, and not later than sixty (60) days following the Termination of Employment, Executive shall be entitled to the target amount of any STIP which shall be paid in a lump sum payment. The target amount of the STIP shall be prorated in the same manner as set forth in the Human Resources Letter 504, as may be amended from time to time.

(c)     For purposes of any equity, equity-based or cash-based awards granted pursuant to the FirstEnergy Corp. Executive and Director Incentive Compensation Plan, the FirstEnergy Corp. 2007 Incentive Compensation Plan, as amended from time to time, the 2015 ICP or any successor plan, all outstanding awards will follow the terms of the applicable plan and the applicable award agreement(s).

(d)     For purposes of the Company’s group health insurance plan:

(1)     The Participant shall be entitled to continue to participate, on the same terms and conditions as active employee participants, in such plan for a period of two (2) years after the date of the Participant’s Termination of Employment. During such continuation period, the Participant shall be responsible for paying the normal employee share of the applicable premiums for coverage under the group health insurance plan.

(2)     The Company shall have the right to modify, amend or discontinue the Company’s group health insurance plan following the date of any Participant’s Termination of Employment and any Participant’s continued participation therein, and the continued participation of any other person therein under Subsection (e) below, shall be subject to such modification, amendment or discontinuation if such modification, amendment or discontinuation applies generally to the then-current participants in such plan.

(3)     If the Company is not permitted to provide continuing coverage under the terms of the Company’s group health insurance plan and related trusts, then the Company may purchase health insurance for the Participant for the period specified in Subsection (d)(1) with coverage comparable to the applicable coverage under the Company’s group health insurance plan then in effect, as the same may have been modified amended or discontinued in accordance with the terms and provisions of the applicable plan under this Subsection (d).

(4)     The health benefit continuation provided under this Subsection (d) shall satisfy the Company’s obligations to provide, and any rights that the Participant may have to, COBRA coverage continuation under the health care continuation requirements under the federal Consolidated Omnibus Budget Reconciliation Act, as amended, Part VI of Subtitle B of Title I of ERISA and Section 4980B(f) of the Code, or any successor provisions thereto.

(e)     In the event that because of their relationship to the Participant, members of the Participant’s family or other individuals are covered by any plan, program, or arrangement described in Subsection (d) above immediately prior to the date of the Participant’s Termination of Employment, the provisions set forth in Subsection (d) shall apply equally to require the continued coverage of such persons; provided, however, that if under the terms of any such plan, program or arrangement, any such person would have ceased to be eligible for coverage other than because of the Participant’s Termination of Employment during the period in which the Company is obligated to continue coverage for the Participant, nothing set forth herein shall obligate the Company to continue to provide coverage which would have ceased even if the Participant had remained an employee of the Company.

(f)    The Company shall pay up to $30,000 for one year of outplacement services provided by an outplacement services firm selected by the Company in connection with the Participant’s search for a new position.

(g)     The severance benefits described in Subsections (a), (b), (c), (d). (e) and (f) above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to the Participant following his or her Termination of Employment (and are not contingent on any Change in Control preceding such Termination of Employment), including but not limited to, accrued and/or banked vacation, amounts or benefits payable, if any, under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar plan.

Exhibit B

Release and Waiver of Claims

(attached)

RELEASE AND WAIVER OF CLAIMS
This Release and Waiver of Claims ("Release") dated ____________ , is entered into by and between FirstEnergy Corp. (the "Company"), and any and all of its predecessor, successors, assigns, subsidiaries and affiliates (hereinafter, with the Company, collectively referred to as "FirstEnergy") and __________________________ (“Executive”).

ACKNOWLEDGEMENTS

•	I am an employee of the Company.

•	The terms and conditions of my employment with the Company are described, in part, by the FirstEnergy Corp. 2017 Change in Control Severance Plan (the “Plan”).

•
Under the Plan, I am entitled to certain payments and benefits if, during the twenty-four month period following the occurrence of a Change in Control (as defined in the Plan), my employment is terminated by the Company for any reason other than for Cause or by me for Good Reason.

•	I have been separated from employment with the Company effective xx/xx/xxxx.

•	My separation from the Company has occurred under circumstances which make me eligible to receive payments and benefits under Section 6.1 of the Plan and Exhibit A of the Plan.

•	In accordance with the terms of the Plan, my receipt of those payments and benefits is contingent upon my acceptance and non-revocation of this Release.

•
FirstEnergy and I now enter into this Release in order to compromise, resolve and settle any disputes and claims arising out of my employment, including my separation from employment. Nothing contained in this Release shall be construed as an admission of liability or wrongdoing.

AGREEMENT

FirstEnergy and I agree as follows:

Section 1. Payment and Other Benefits

In consideration of my acceptance of this Release in accordance with the terms of the Plan:

•
In the event of a Termination of Employment covered under Section 5.1 of the Plan, I am entitled to receive the payments and benefits described in Section 6.1 of the Plan and Exhibit A of the Plan, the receipt of which is contingent upon my acceptance of this Release which would not otherwise be available to me but for my acceptance of this Release. FirstEnergy will deduct all applicable federal and state taxes and other deductions required by law.

•	The time and form of the payments and benefits due pursuant to the Plan will be as set forth in the Plan.

Section 2. Release and Covenant Not to Sue

In consideration of the receipt of the benefits outlined in Section 1, I agree for myself, my heirs, executors, administrators, agents, assigns, and anyone else who may lawfully assert a claim on my behalf, to release and forever discharge FirstEnergy from any and all claims, demands, suits, actions, causes of action, damages and rights against FirstEnergy which I may have had on account of my Termination of Employment, known or unknown, fixed or contingent, which I may now have or claim to have against FirstEnergy relating to my employment with FirstEnergy, and do hereby covenant that I have not and will not file a lawsuit to assert such claims.

Such claims and rights include those of which I am aware and those for which I may be unaware. Such claims extend to those arising under any contract and those involving any tort or personal injury I may have suffered. Such claims and rights also include those which may arise under any federal, state or local statute or under common law, including claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status, and any and all claims, demands and causes of action for severance or other termination pay, such as the federal Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and the applicable state or local statutory provision which may arise under any other legal restriction on an employer’s rights with respect to its employees. I also waive all rights I might have to share in any damages awarded under any class action, EEOC or state Civil Rights Commission complaint or as a result of any federal, state, or local administrative agency action.

Nothing in the foregoing shall be interpreted as a waiver of rights or claims that may arise after the date on which this Release is executed, nor shall any part of this Release be interpreted to mean that I am prohibited from filing a charge with, providing information for, or participating as a witness in an investigation undertaken by or a proceeding initiated by the Equal Employment Opportunity Commission pursuant to any of the statutes it enforces. This Release shall not, however, apply to the obligations of FirstEnergy arising under the Plan, any indemnification agreement between myself and FirstEnergy, any retirement plans, any stock option, restricted stock or unit, performance share or other equity award agreements or rights of indemnification I may have under FirstEnergy’s articles of incorporation or code of regulations or comparable charter document or by statute.

Further, I understand that nothing in this Release prohibits, penalizes, or otherwise discourages me from reporting, providing testimony regarding, otherwise communicating any nuclear safety concern, workplace safety concern, public safety concern, or any concern about the legal or ethical management of FENOC to the U.S. Nuclear Regulatory Commission (“NRC”), the U.S. Department of Labor, the Securities and Exchange Commission, Congress, or any federal or state government agency. In this regard, the parties to this Agreement understand that this Agreement shall be interpreted in a manner consistent with 10 C.F.R. § 50.7(f). The provisions of this Agreement are not intended to restrict my communication with, or full, unconditional cooperation in proceedings or investigations by, any agency relating to nuclear regulatory or safety issues. This Agreement shall not be construed as a withdrawal of any concerns raised by me with the NRC, or the withdrawal of participation by me in any NRC proceedings.

The only exception to this Release and waiver is with respect to claims for benefits under applicable Workers’ Compensation laws for occupational injuries or illnesses, and any rights to or claims for payments and benefits arising out of the Plan. I understand and agree that upon the effective date of the Release, I cannot bring or participate as a party, or member of a class, in any lawsuit or receive any portion of any recovery in a proceeding conducted or brought by the EEOC or other administrative agency which is based on any claims or rights covered by this Release.

Section 3. Representations of Participant

By my signature below, I represent and acknowledge the following:

A. I have read this Release in full and understand its provisions.

B. I have been provided with a 45-day period commencing with this offer of benefits in which to consider whether to enter into this Release and have seven (7) days from the date I enter into this Release to revoke my decision.

C. The Company hereby informs Executive that he/she, as ________________ [Position Of Employee], as well as the employees of the Company listed on Attachment A, will be separated from the Company at the same time as Executive due to the occurrence of a Change in Control (as defined in the Plan).

D. I understand that upon my signature and the subsequent expiration of the revocation period, that this becomes a legally-binding document. As such, I understand that I have the absolute right to consult with an attorney before entering into this Release and that I have either done so or voluntarily chosen not to.

E. I enter into this Release knowingly and voluntarily.

F. This Release is a binding contract and may be enforced in court by FirstEnergy.

G. All capitalized and defined terms contained in this Release shall have the same meaning provided to them in the Plan.

H. This Release constitutes the entire agreement with FirstEnergy and that I am relying upon no other representations or statements, written or oral.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Release on the _____________ day of __________________ , 20__.

FIRSTENERGY CORP.

By:
Its:

[Name]

[ATTACHMENT A]

[As a result of the Termination Program described in Section 3(C) of the Release and Waiver of Claims, the following positions have been selected for elimination. For purposes of the Older Workers Benefit Protection Act, 29 U.S.C. §626(f)(1)(H), the Company deems the “decisional unit” to be the Participants in the FirstEnergy Corp. 2017 Change in Control Severance Plan.

I.    Positions Selected for Termination Program

Within the “decisional unit,” as defined above, the following positions are selected for the termination program:

Positions of Separated Employees            Ages of Separated Employees

II.    Positions Not Selected for Termination Program.

Within the “decisional unit,” as defined above, the following positions are not selected for the termination program:

Position                    Ages]

Exhibit C

Statement of ERISA Rights

As a Participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

•Examine, without charge, at the Administrator’s office or local Human Resources office, all documents governing the plan, and a copy of the latest annual report filed with the Department of Labor (if it is required that such a report be filed) and the Plan description;

•Obtain copies of documents governing the operation of the Plan, and the latest annual report (if it is required that such a report be filed) and updated summary plan description or other Plan information upon written request to the Administrator. The Administrator may make a reasonable charge for the copies; and

Prudent Actions by Plan Fiduciaries

•In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one — the Company or any other person — may discriminate against you in any way to prevent you from obtaining severance benefits or exercising your rights under ERISA;

Enforce Your Rights

•If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

•Under ERISA, there are steps you can take to enforce your rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if any, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

•If you have any questions about your Plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.